AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1997
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------


                            SUN CITY INDUSTRIES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            DELAWARE                                    59-0950777
 -------------------------------                  ----------------------
 (State or other jurisdiction of                       (IRS Employer
 incorporation or organization)                   Identification Number)


                              5545 N.W. 35TH AVENUE
                         FORT LAUDERDALE, FLORIDA 33309
             ------------------------------------------------------
                    (Address of Principal Executive Offices)


                SUN CITY INDUSTRIES, INC. 1997 STOCK OPTION PLAN
             ------------------------------------------------------
                            (Full title of the Plan)

                               -------------------

                                  MALVIN AVCHEN
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              5545 N.W. 35TH AVENUE
                         FORT LAUDERDALE, FLORIDA 33309
             ------------------------------------------------------
                     (Name and address of agent for service)

                                 (954) 730-3333
             ------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                             JONATHAN H. WARNER ESQ
                                BAKER & MCKENZIE
                                701 BRICKELL AVE
                                 MIAMI FL 33131
                                 (305) 789-8900
                               -------------------

                         CALCULATION OF REGISTRATION FEE
============================================================================================
                                                       PROPOSED
    TITLE OF SECURITIES         AMOUNT TO BE         MAXIMUM AGGREGATE         AMOUNT OF
      TO BE REGISTERED           REGISTERED          OFFERING PRICE(1)     REGISTRATION FEE
============================================================================================
COMMON STOCK,
  $.10 PAR VALUE.......       2,500,000 SHARES         $1,959,297            $578.00
============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(h) on the basis of (i) the actual exercise prices of options previously granted under the Registrant's 1997 Stock Option Plan of (A) 700,000 shares at $1 per share and (B) 429,750 shares at $.9375 per share and (ii) for 1,370,250 shares an assumed price of $.625 per share (based on the Registrant's closing stock price on the American Stock Exchange on December 11, 1997) for each of the remaining shares eligible for options to be granted under said Stock Option Plan.

           PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant hereby incorporates by reference into this Registration Statement the following documents or portions thereof as indicated:

               (a) the Registrant's Annual Report on Form 10-K for the fiscal year ended February 1, 1997, as amended;

               (b)    all other reports filed by the Registrant pursuant to
                      Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since February 1, 1997; and

               (c) the descriptions of the Registrant's Common Stock and related matters set forth under the captions "Price Range of Common Stock" and "Description of Sun City Capital Stock" in the Registrant's definitive Proxy Statement, dated November 7, 1997, filed under the Exchange Act.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided in such statute. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify officers and directors, subject to certain conditions and limitations, against certain liabilities and expenses in connection with claims against them in their capacity as officers and directors, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to criminal proceedings if he had no reasonable cause to believe his conduct was unlawful.

         The Registrant's Certificate of Incorporation provides that the Registrant shall under certain circumstances indemnify its directors and officers against expenses (including attorneys' fees) judgments, fines, and amounts paid in settlement incurred by such persons in connection with an action, suit, or proceeding to which he or she has been or is threatened to be made a party by reason of the fact that he or she is or was a director or officer of the Registrant. The Registrant's Certificate of Incorporation also permits the Registrant to purchase insurance on behalf of directors and officers against liabilities asserted or expense incurred in his or her capacity as such regardless of whether the Registrant would have the power to indemnify him or her against such liability or expense.

         The Registrant's Board of Directors has adopted a resolution proposing an amendment, subject to stockholders' approval, of the Registrant's Certificate of Incorporation to add a new Article thereto which would eliminate directors' liability to the full extent permitted by applicable law, including Section 102(b)(7) of the Delaware General Corporation Law. The proposed amendment, if approved at the Registrant's 1997 Annual Meeting of Stockholders, will read as follows:

         To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the corporation shall be personally liable to the corporation or its stockholders for or with respect to any acts or omissions or breach of fiduciary duty in the performance of his or her duties as a director of the corporation. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing hereunder prior to such repeal or modification.

         The Registrant anticipates it will enter into indemnification agreements with its directors and officers to generally indemnify them to the fullest extent permitted by law.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS

         See "Exhibit Index" on page II-4 below.

ITEM 9.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Act;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida on December 12, 1997.

                                 SUN CITY INDUSTRIES, INC.



                                 By:  /S/ MALVIN AVCHEN
                                    ----------------------------------------
                                    Malvin Avchen, Chairman of the Board and
                                    Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Malvin Avchen, Harvey Oxenberg and David Fleishman, respectively, his true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

              SIGNATURE                                   TITLE                           DATE

/s/ MALVIN AVCHEN                         Chairman of the Board and Chief           December 12, 1997
-------------------------------------     Executive Officer (principal executive
Malvin Avchen                              officer)


/s/ SYED JAFRI                            Treasurer and Controller (principal       December 12, 1997
-------------------------------------     financial officer and principal
Syed Jafri                                 accounting officer)


/s/ SAUL ZALKA                            President, Chief Operating Officer and    December 12, 1997
-------------------------------------     Director
Saul Zalka

/s/ CHARLES OSTROW                        Director                                  December 12, 1997
-------------------------------------
Charles Ostrow





                                  EXHIBIT INDEX

      EXHIBIT
      NUMBER                                  DESCRIPTION
      -------                                 -----------


        4.1         Registrant's 1997 Stock Option Plan (1)

        5.1         Opinion of Baker & McKenzie

       23.1         Consent of Deloitte & Touche LLP

       23.2         Consent of Baker & McKenzie (contained in its opinion filed as Exhibit 5.1 hereto)

       24.1         Power of Attorney is included in the Signatures
                      section of this Registration Statement

----------------------------

(1) Incorporated herein by reference to Exhibit C of the Registrant's Proxy Statement dated November 7, 1996.